As filed with the Securities and Exchange Commission on ________________________.	Registration No. 333-53894

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM SB-2/A-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OBAN MINING INC.
(Name of small business issuer in its charter)

Nevada	1081
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

OBAN MINING INC. 412 Memorial Drive N.E Calgary, Alberta, Canada T2E 4Y7 (403) 265-8788	Conrad C. Lysiak, Esq. 601 West First Avenue, Suite 503 Spokane, Washington 99201 (509) 624-1475
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [ ]

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CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee [1]
Common Stock:	4,000,000	$0.05	$200,000	$ 100.00

[1] Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

OBAN MINING INC.
Shares of Common Stock
No Minimum - 4,000,000 Maximum

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 4,000,000 shares of common stock on a best efforts, no minimum, 4,000,000 shares maximum. The offering price is $0.05 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

Our common stock will be sold by our sole officer and director.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Price Per Share	Aggregate Offering Price	Proceeds to Us
Common Stock	$0.05	$200,000	$165,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It=s illegal to tell you otherwise.

The date of this prospectus is ____________________.

TABLE OF CONTENTS

Page No.
Summary of Prospectus	5
Risk Factors	6
Risks associated with Oban Mining:	6
Because our auditors have issued a going concern opinion and because our officers and directors will not loan any money to us, we may not be able to achieve our objectives and many have to suspend or cease operations.	6
We lack an operating history and have losses which we expect to continue into the future.	6
We have no known ore reserves and we cannot guarantee we will find any gold or if we find gold that production will be profitable.	7
If we don=t raise enough money for exploration, we will have to delay exploration or go out of business.	7
Weather interruptions in the province of British Columbia may affect and delay our proposed exploration operations.	7
Because we are small and do not have much capital, we must limit our exploration and as a result may not find mineralized material.	7
We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations.	7
Because Mr. Achron will only be devoting 10% of his time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.	7
Because title to our property is held in the name of another person, if he transfers our property to someone other than us, we will cease operations.	8
Risks associated with this offering:	8
Because our sole officer and director will own more than 50% of the outstanding shares after this offering, he will be able to decide who will be directors and you may not be able to elect any directors.	8
Because Mr. Achron is risking a small amount of capital and property, while you on the other hand are risking up to $200,000, if we fail you will absorb most of our loss.	8
Because there is no public trading market for our common stock, you may not be able to resell you stock.	8
Because there is no minimum number of shares that must be sold, we will not refund any money to you even if we don=t raise enough money to start exploration.	8
Use of Proceeds	9
Determination of Offering Price	10
Dilution of the Price You Pay for Your Shares	11
Plan of Distribution; Terms of the Offering	13
Business	16
Management=s Discussion and Analysis of Financial Condition and Results of Operations	21
Management	24
Executive Compensation	25
Principal Shareholders	25
Description of Securities	26
Certain Transactions	28
Litigation	28
Experts	28
Legal Matters	28
Financial Statements	28

SUMMARY OF OUR OFFERING

Our Business

We are an exploration stage corporation. We own one property.  The one property consists two mining claims.  We intend to explore for gold on the property.

Our administrative office is located at 412 Memorial Drive, NE, Calgary, Alberta, Canada T2E 4Y7, telephone (403) 265-8788 and our registered statutory office is located at 5844 South Pecos Road, Suite D, Las Vegas, Nevada 89120. Our fiscal year end is December 31.

The Offering

Following is a brief summary of this offering:

Securities being offered	Up to 4,000,000 shares of common stock, par value $0.00001.
Offering price per share	$ 0.05
Offering period	The shares are being offered for a period not to exceed 90 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to us	Approximately $165,000.
Use of proceeds	We will use the proceeds to pay for offering expenses, research and exploration.
Number of shares outstanding before the offering	5,000,000
Number of shares outstanding after the offering if all of the shares are sold	9,000,000

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of June 30, 2001 (Audited)
Balance Sheet Total Assets Total Liabilities Stockholders Equity	$ $ $	83.00 19,412.00 (19,329.00)
Income Statement Revenue Total Expenses Net Loss	$ $ $	-0- (19,379.00) (19,379.00)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with Oban Mining:

1. Because our auditors have issued a going concern opinion and because our officers and directors will not loan any money to us, we may not be able to achieve our objectives and many have to suspend or cease operations.

Our auditors have issued a going concern opinion. This means that there is doubt that we can continue as an ongoing business for the next twelve months. Because our officers and directors are unwilling to loan or advance any additional capital to us, we believe that if we do not raise at least $50,000 from our offering, we may have to suspend or cease operations within four months.

2. We lack an operating history and have losses which we expect to continue into the future.

We were incorporated in September 2000 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $19,379. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

* our ability to locate a profitable mineral property
* our ability to generate revenues
* our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

3. We have no known ore reserves and we cannot guarantee we will find any gold or if we find gold that production will be profitable.

We have no known ore reserves. We have not identified any gold on the property and we cannot guaranty we will ever find any gold. Even if we find that there is gold on our property, we cannot guaranty that we will be able to recover the gold. Even if we recover gold, we cannot guaranty that we will make a profit.

4. If we don=t raise enough money for exploration, we will have to delay exploration or go out of business.

We are in the very early exploration state and need the proceeds from our offering to start exploring for gold. Since there is no minimum and no refunds on sold shares, you may be investing in a company that will not have the funds necessary to commence its operations.

5. Weather interruptions in the province of British Columbia may affect and delay our proposed exploration operations.

While we plan to conduct our exploration year round, it is possible that snow or rain could cause roads leading to our claims to be impassible. When roads are impassible, we are unable to work and generate income.

6. Because we are small and do not have much capital, we must limit our exploration and as a result may not find mineralized material.

Because we are small and do not have much capital, we must limit our exploration. Because we may have to limit our exploration, we may not find mineralized material, even though our property may contain mineralized material.

7. We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locates products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

 8. Because Mr. Achron will only be devoting 10% of his time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.

Because Mr. Achron, our sole officer and director will only be devoting 10% of this time to our operations, our operations may be sporadic and occur at times which are convenient to Mr. Achron. As a result, exploration of our property may be periodically interrupted or suspended.

9. Because title to our property is held in the name of another person, if he transfers our property to someone other than us, we will cease operations.

Title to our property is not held in our name. Title to our property is recorded in the name of Richard Achron. If Mr. Achron transfers our property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease operations.

Risks associated with this offering:

10. Because our sole officer and director will own more than 50% of the outstanding shares after this offering, he will be able to decide who will be directors and you may not be able to elect any directors.

Even if we sell all 4,000,000 shares of common stock in this offering, Mr. Achron will still own 5,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, Mr. Achron will be able to elect all of our directors and control our operations.

11. Because Mr. Achron is risking a small amount of capital and property, while you on the other hand are risking up to $200,000, if we fail you will absorb most of our loss.

Mr. Achron, our only shareholders will receive a substantial benefit from your investment. He is loaning us $15,927 which has to be repaid. You, on the other hand, will be providing all of the cash for our operations. As a result, if we cease operations for any reason, you will loose your investment while Mr. Achron will lose only approximately $15,927.

12. Because there is no public trading market for our common stock, you may not be able to resell you stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

13. Because there is no minimum number of shares that must be sold, we will not refund any money to you even if we don=t raise enough money to start exploration.

There is no minimum number of shares that must be sold in this offering, even if we raise a nominal amount of money. Any money we receive will be immediately appropriated by us. We may not raise enough money to start or complete exploration. No money will be refunded to you under any circumstances.

USE OF PROCEEDS

Our offering is being made on a best efforts - no minimum basis. The table below sets forth the use of proceeds if 25%, 50%, 75% and 100% of the offering is sold.

	25%		50%		75%		100%
Gross proceeds Offering expenses Net proceeds	$ $ $	50,000 35,000 15,000	$ $ $	100,000 35,000 65,000	$ $ $	150,000 35,000 115,000	$ $ $	200,000 35,000 165,000

 The net proceeds will be used as follows:

Exploration Working capital Repayment of loans	$ $ $	15,000 0 0	$ $ $	65,000 0 0	$ $ $	115,000 0 0	$ $ $	140,000 10,000 15,000

Proceeds will be first used to pay the offering expenses, then for exploration, then for working capital, and finally the loans. If there is not enough money to pay the offering expenses, the unpaid portion will be accrued as a liability.

If less than $35,000 is raised in this offering, the money will be paid in the following order: (1) legal services; (2) accounting fees; (3) engineering fees; (4) fees due the transfer agent; and, (5) printing expenses.

Loans will be repaid following the receipt of the maximum amount of the offering or the discovery of mineralized material, which ever occurs first.

The loans are interest free and accordingly do not accrue interest. If we don=t raise enough money to repay the loan, it will not accrue interest.

Exploration expenditures consist of consulting services, costs of obtaining geologic literature, costs of obtaining personal interviews with geologists, mining engineers and others familiar with the properties. Exploration expenditures also include the cost of mapping, geophysical testing, geochemical testing, and digging trenches, pits and tunnels. We are not going to spend any sums of money or implement our exploration program until this offering is completed.  We have not begun exploration. We cannot allocate amounts to the specific items set forth above. That is because we do not know what we will find, if anything. Further, if we attempted to allocate amounts to specific items, our allocation would be arbitrary and capricious and would in all likelihood be incorrect. That, again, is because we do not know what we will find. If we were to do so, every time an event occurred that would change our allocation, we would have to amend this registration statement. We believe that the process of amending the registration statement would take an inordinate amount of time and not be in your best interest in that we would have to spend money for legal fees which could spent on exploration.

Working capital is the cost related to operating our office. It is comprised of expenses for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, and the salary of one secretary, if needed.

We have allocated a wide range of money for exploration. That is because we do not know how much will ultimately be needed for exploration. If we are successful in immediately finding gold, we will stop exploring and go on to develop the property. Costs of exploring will then cease. On the other hand if we do not immediately find gold, we will continue to explore for gold on the property. If we have to continue to explore for gold, the costs of exploration will increase.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

* our lack of operating history
* the proceeds to be raised by the offering
* the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
* our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of June 30, 2001, the net tangible book value of our shares of common stock was a deficit of $19,329 or approximately $(0.0039) per share based upon 5,000,000 shares outstanding.

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the June 30 shares to be outstanding will be $145,671 or approximately $0.0162. The net tangible book value of the shares held by our existing stockholders will be increased by $0.02 per share without any additional investment on their part. You will incur an immediate dilution from $0.05 per share to $0.0162 per share.

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 8,000,000 shares to be outstanding will be $95,671 or approximately $0.0120 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0158 per share without any additional investment on their part. You will incur an immediate dilution from $0.05 per share to $0.0120 per share.

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 7,000,000 shares to be outstanding will be $45,671, or approximately $0.0065 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0104 per share without any additional investment on their part. You will incur an immediate dilution from $0.05 per share to $0.0065 per share.

Upon completion of this offering, in the event 25% of the shares are sold, the net tangible book value of the 6,000,000 shares to be outstanding will be $(4,329), or approximately $(0.0007) per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0031 per share without any additional investment on their part. You will incur an immediate dilution from $0.05 per share to $(0.0007) per share.

After completion of this offering, if 4,000,000 shares are sold, you will own approximately 44.444% of the total number of shares then outstanding shares for which you will have made a cash investment of $200,000, or $0.05 per share. Our existing stockholders will own approximately 55.556% of the total number of shares then outstanding, for which they have made contributions of cash totaling $50, or approximately $0.00001 per share.

After completion of this offering, if 3,000,000 shares are sold, you will own approximately 37.5% of the total number of shares then outstanding shares for which you will have made a cash investment of $150,000, or $0.05 per share. Our existing stockholders will own approximately 62.5% of the total number of shares then outstanding, for which they have made contributions of cash totaling $50, or approximately $0.00001 per share.

After completion of this offering, if 2,000,000 shares are sold, you will own approximately 28.57% of the total number of shares then outstanding shares for which you will have made a cash investment of $100,000, or $0.05 per share. Our existing stockholders will own approximately 71.429% of the total number of shares then outstanding, for which they have made contributions of cash totaling $50, or approximately $0.00001 per share.

After completion of this offering, if 1,000,000 shares are sold, you will own approximately 16.667% of the total number of shares then outstanding shares for which you will have made a cash investment of $50,000, or $0.05 per share. Our existing stockholders will own approximately 83.333% of the total number of shares then outstanding, for which they have made contributions of cash totaling $50, or approximately $0.00001 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders

Price per share	$0.05
Net tangible book value per share before offering	$(0.0039)
Net tangible book value per share after offering	$0.0162
Increase to present stockholders in net tangible book value per share after offering	$0.02
Capital contributions	$50
Number of shares outstanding before the offering	5,000,000
Number of shares after offering held by existing stockholders	5,000,000
Percentage of ownership after offering	55.56%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$0.05
Dilution per share	$0.0338
Capital contributions	$200,000
Number of shares after offering held by public investors	4,000,000
Percentage of ownership after offering	44.44%

Purchasers of Shares in this Offering if 75% of Shares Sold

Price per share	$0.05
Dilution per share	$0.0380
Capital contributions	$150,000
Number of shares after offering held by public investors	3,000,000
Percentage of ownership after offering	37.50%

Purchasers of Shares in this Offering if 50% of Shares Sold

Price per share	$0.05
Dilution per share	$0.0435
Capital contributions	$100,000
Number of shares after offering held by public investors	2,000,000
Percentage of ownership after offering	28.57%

Purchasers of Shares in this Offering if 25% of Shares Sold

Price per share	$0.05
Dilution per share	$0.0507
Capital contributions	$50,000
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	16.67%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering up to a total of 4,000,000 shares of common stock on a best efforts, no minimum, 4,000,000 shares maximum. The offering price is $0.05 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

There is no minimum number of shares that must be sold in this offering. Any money we receive will be immediately appropriated by us for the uses set forth in the Use of Proceeds section of this prospectus. No funds will be placed in an escrow account during the offering period and no money will be returned once the subscription has been accepted by us.

We will sell the shares in this offering through Richard A. Achron, our sole officer and director. Mr. Achron will receive no commission from the sale of any shares. Mr. Achron will not register as a broker-dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1. The person is not statutory disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker-dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Achron is not statutorily disqualified, is not being compensated, and is not associated with a broker-dealer. Mr. Achron is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. Mr. Achron has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our registration statement is declared effective by the SEC, we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New York, New Jersey and/or Washington D.C.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15g of the Securities Act of 1933, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15g and Rules 15g-1 through 15g-6 apply to broker-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in questiion.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person=s compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker-dealers. They do not apply to us in any manner whatsoever.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of 90 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement

2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "OBAN MINING INC."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

BUSINESS

General

We were incorporated in the State of Nevada on September 20, 2000. We are engaged in the acquisition and exploration of mining properties. We maintain our statutory registered agent's office at 5844 South Pecos Road, Suite D, Las Vegas, Nevada 89120 and our business office is 412 Memorial Drive NE, Calgary, Alberta, Canada T2E 4Y7. Our telephone number is (403) 265-8788. Our offices are donated rent free by our president. There is no monthly rental.

Background

In July 2000, Richard A. Achron, our sole officer and director, entered into an oral agreement with Locke Goldsmith, an unrelated third party, to stake one property containing two unpatented mining claims in Reco Mining area, Sandon, Slocan Mining Division, British Columbia, Canada, in exchange for $826.00. The transaction with Mr. Goldsmith was arm=s length. Mr. Goldsmith was hired because we believed he was knowledgeable about mining claims in British Columbia and we are not. The claims were conveyed by Mr. Goldsmith to Mr. Achron and are recorded in Mr. Achron=s name to avoid paying additional fees. The property is held in trust pursuant to a written declaration executed by Mr. Achron. Under British Columbia law title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time. In the event that we find mineralized material and the mineralized material can be economically extracted, we will form a wholly owned British Columbia subsidiary corporation and Mr. Achron will convey title to the properties to the wholly owned subsidiary corporation. Should Mr. Achron transfer title to another person and that deed is recorded before we record our documents, that other person will have superior title and we will have none. If that event occurs, we will have to cease or suspend operations. However, Mr. Achron will be liable to us for monetary damages for breaching the terms of his agreement with us.

 All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of the Company=s property, that is the province of British Columbia. In the 19th century the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. The Company=s property is one such acquisition. Accordingly, fee simple title to the Company=s property resides with the Crown. The Company=s claims are mining leases issued pursuant to the British Columbia Mineral Act . The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

The property is unencumbered and there are no competitive conditions which affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

To date we have not performed any work on the property. We are presently in the exploration stage and we cannot guaranty that a commercially viable mineral deposit, a reserve, exists in the property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

Location and Access

The property is located on the upper slopes of Reco Mountain and the north end of the Kokanee Range in the Selkirk Mountains. It is situated approximately three miles south of Highway 31A, approximately ten miles east of the village of New Denver.

Two assessable roads lead into the middle of the property. The Stenson Creek road departs southerly from Highway 31A at Retallack. The Carpenter Creek road departs southeasterly from Highway 31A at Three Forks; at Cody a branch road trends northerly to join the Stenson Creek road at the summit of a pass. Various spur roads and trails provide additional access.

Physiography

The property lies between elevations of 1,460 feet and 2,900 fee above sea level. The main areas of interest occur between 2,100 feet and 5,520 feet above sea level. Vegetation is light at higher elevations to heavy at lower elevations. There is ample water and timber within the property to support all phases of exploration.

The property is snow-free from June through November, allowing a five to six month exploration season. The property is within commuting distance of New Denver, which has grocery stores, restaurants, motels, and banking facilities. The city of Nelson, which is one hour and a half by road is located directly south and is the nearest major center.

History of Previous Work

Exploration in the area dates from 1891. Evidence of previous exploration appears from the condition of the property, however, the records relating to exploration on the property are incomplete. The evidence consists of filled in pits. Other than the evidence of filled in pits, there is no evidence of mining and there is no plant or equipment located on the property. The is no power source on the property.

Property Geology

The major type of rock found on the property is quartz. Gold, silver and copper are found in quartz veins. We have not determined that there are quartz veins on the property. We have not determined if there is any gold, silver or copper in the quartz vein.

Our Proposed Exploration Program

 Our success depends upon finding mineralized material. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we don=t find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

In addition, we may not have enough money to complete our exploration of our property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. In we need additional money and can=t raise it, we will have to suspend or cease operations.

We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

Our property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering.  That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations.  To our knowledge, the property has never been mined. The only event that has occurred is the staking of the property by Mr. Goldsmith and a physical examination of the property.  The cost of staking the claims was included in the $826.00 we paid to Mr. Goldsmith.  Before gold retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can=t predict what that will be until we find mineralized material.

We do not know if we will find gold. That is why we will be conducting exploration. We picked this property because Mr. Goldsmith believed that there might be mineralized material on it. He never said there was gold. Only that there was a chance we might find mineralized material. Based upon his statement, we decided to take the risk of exploring for mineralized material on the property. We do not know what activities are taking place upon the adjoining property. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that what ever is located under adjoining property may or may not be located under our property.

Our exploration program is designed to economically explore and evaluate our properties.

We do not claim to have any minerals or reserves whatsoever at this time on any of our properties.

We intend to implement an exploration program and intend to proceed in the following three phases:

Phase 1 will begin with research of the available geologic literature, personal interviews with geologists, mining engineers and others familiar with the prospect sites. We have recently begun this phase of the exploration process on our properties.

When the research is completed, our initial work will be augmented with geologic mapping, geophysical testing and geochemical testing of our claims. When available, existing workings, like trenches, prospect pits, shafts or tunnels will be examined. If an apparent mineralized zone is identified and narrowed down to a specific area by the studies, we will to begin trenching the area.

Trenches are generally approximately 150 ft. in length and 10-20 ft. wide. These dimensions allow for a thorough examination of the surface of the vein structure types generally encountered in the area. They also allow easier restoration of the land to its pre-exploration condition when we conclude our operations. Once excavation of a trench is completed, samples are taken and then analyzed for economically potential minerals that are known to have occurred in the area. Careful interpretation of this available data collected from the various tests aid in determining whether or not the prospect has current economic potential and whether further exploration is warranted.

Phase 1 will take about 3 months and cost up to $20,000.

Phase 2 involves an initial examination of the underground characteristics of the vein structure that was identified by Phase 1 of exploration. Phase 2 is aimed at identifying any mineral deposits of potential economic importance. The methods employed are

* more extensive trenching
* more advanced geophysical work
* drift driving

Drift driving is the process of constructing a tunnel to take samples of minerals for testing. Later, the tunnel can be used for mining minerals . The geophysical work gives a general understanding of the location and extent of mineralization at depths that are unreachable by surface excavations and provides a target for more extensive trenching and core drilling. Trenching identifies the continuity and extent of mineralization, if any, below the surface. After a thorough analysis of the data collected in Phase 2, we will decide if the property warrants a Phase 3 study.

Phase 2 will take about 3 months and cost up to $20,000.

Phase 3 is aimed at precisely defining the depth, the width, the length, the tonnage and the value per ton of any mineral body. This is accomplished through extensive drift driving. Phase 3 will take about 6 months and cost up to $80,000.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete and phase of exploration because we don=t have enough money, we will cease operations until we raise more money. If we can=t or don=t raise more money, we will cease operations. If we cease operations, we don=t know what we will do and we don=t have any plans to do anything.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for gold. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

 We will not move on to a subsequent phase until the phase we are working on is completed.

We do not have any plan to take the Company from phase 3 exploration to revenue generation. That is because we haven=t found anything yet and it is impossible to project revenue generation from nothing.

Competitive Factors

The gold mining industry is fragmented. We compete with other exploration companies looking for gold. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. While we compete with other exploration companies, there is no competition for the exploration or removal or mineral from out property. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the Canadian Mineral Tenure Act Regulation. This act sets forth rules for

* locating claims
* posting claims
* working claims
* reporting work performed

We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our operations.

Environmental Law

We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mining properties. Its goals are to protect the environment through a series of regulations affecting:

1. Health and Safety
2. Archaeological Sites
3. Exploration Access

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business operations in the future.

 Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only Acost and effect@ of compliance with environmental regulations in British Columbia is returning the surface to its previous condition upon abandonment of the property. We cannot speculate on those costs in light of our ongoing plans for exploration.

Employees

Initially, we intend to use the services of subcontractors for manual labor exploration work on our properties. Our only technical employee will be Richard A. Achron, our sole officer and director.

Employees and Employment Agreements

At present, we have no employees, other than Mr. Achron, our sole officer and director, who was compensated for his service. Mr. Achron is a part-time employee and will devote about 10% of this time to our operation. Mr. Achron does not have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to Mr. Achron. Mr. Achron will handle our administrative duties. Because Mr. Achron is inexperienced with exploration, he will hire qualified persons to perform the surveying, exploration, and excavating of our property. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that our auditors believe there is doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. That cash must be raised from other sources. Our only other source for cash at this time is investments by others in Oban Mining. We must raise cash to implement our project and stay in business. Even if we raise the maximum amount of money in this offering, we do not know how long the money will last, however, we do believe it will last twelve months. It depends upon the amount of exploration we conduct and the cost thereof. We won=t know that information until we begin exploring our property. We will not begin exploration of our property until we raise money from this offering.

To meet our need for cash we are attempting to raise money from this offering. We cannot guaranty that we will be able to raise enough money through this offering to stay in business. What ever money we do raise, will be applied to exploration. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others. We have discussed this matter with our sole officer, however, our sole officer is unwilling to make any commitment to loan us any money at this time. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the maximum amount of money from this offering, it will last a year. If we raise less than the maximum amount, we do not believe the money will last a year. If we raise less than the maximum amount and we need more money we will have to revert obtaining additional money as described in this paragraph.  Other than as described in this paragraph, we have no other financing plans.

We will be conducting research in the form of exploration of our property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months. We will not buy any equipment until have located a body of ore and we have determined it is economical to extract the ore from the land.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete any phase of exploration because we don=t have enough money, we will cease operations until we raise more money. If we can=t or don=t raise more money, we will cease operations. If we cease operations, we don=t know what we will do and we don=t have any plans to do anything.

We do not intend to hire additional employees at this time. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Limited Operating History; Need for Additional Capital

There is no historical financial information about Oban Mining upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guaranty we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we conduct into the research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of Operations

From Inception on September 20, 2000

We just recently acquired our first property.  We have staked the property and will begin Phase I of our exploration plan upon completion of this offering. We expect to start Phase I within one week of completing our public offering.

Since inception, we have used our common stock to raise money for the property acquisition, for corporate expenses and to repay outstanding indebtedness. Net cash provided by the sale of shares from inception on September 20, 2000 to June 30, 2001 was $50. In addition a related party paid advanced a total of $15,927 to us which must be repaid.

Liquidity and Capital Resources

As of the date of this registration statement, we have yet to generate any revenues from our business operations.

We issued 5,000,000 shares of common stock through a Section 4(2) offering in September 2000 to Richard A. Achron, our sole officer and director.  This was accounted for as a cash shares purchase of $50.

Since our inception, Mr. Achron, has advanced the total sum of $15,927, which was used by us to pay organizational and start-up costs and operating capital. The loans do not bear interest and have not been paid as of the date hereof. There are no documents reflecting the loan and they are not due on a specific date. Mr. Achron will accept repayment from us when money is available.

As of June 30, 2001, our total assets were $83 and our total liabilities were $19,412.

MANAGEMENT

Officers and Directors

Our sole officer and director is Richard A. Achron. In the future, we may have more than one officer and director. Pursuant to our bylaws, each director is elected by the stockholders to a term of one year and serves until his or her successor is elected and qualified. Each officer is elected by the board of directors to a term of one year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, addresses, ages and positions of our sole officer and director is set forth below:

Name and Address	Age	Positions
Richard A. Achron 1196 Hammel Smith Way Suite 155 Richmond, British Columbia Canada V7A 5C9	57	president, secretary, treasurer, principal accounting officer and sole member of the board of directors

Mr. Achron has held his position as our sole officer and director since our inception and is expected to hold his office/position until the next annual meeting of our stockholders.

Background of Officers and Directors

Richard A. Achron has been our president, secretary, treasurer, principal accounting officer and sole member of our board of directors since inception. For the last twelve years, Mr. Achron has  manufactured equipment which is sold to and used by major food chains. . Since September 1999, Mr. Achron has been a director and Secretary of Amazon Scientific Inc., a blank check corporation that files reports with the SEC pursuant to section 12(g) of the Securities Exchange Act of 1934.  A blank check corporation is a development stage company that is issuing a penny stock that has no specific business plan or purpose or its business plan is to merge with an unidentified company or companies. Since April 2000, Mr. Achron has been a director and President of Sibun River Group Inc. a blank check corporation that has filed a Form 10-SB registration statement with the SEC. Mr. Achron will devote 10% of his time to our operation.

 The term blank check company means any development stage company that is issuing a penny stock and that has (1) no specific plan or purpose or (2) has indicated that its business plan is to merge with an unidentified company or companies.

Conflicts of Interest

We believe that Richard A. Achron will be subject to conflicts of interest. The conflicts of interest arise from Mr. Achron=s devotion of duties to other businesses unrelated to exploration or mining.

EXECUTIVE COMPENSATION

Mr. Achron, our sole officer and director, was compensated in shares of common stock in the amount of $249,950 for his services and there is no plan to compensate him in the near future, unless and until we begin to realize revenues and become profitable in our business operations.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering . The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name and Address Beneficial Owner [1]	Number of Shares Before Offering	Number of Shares After Offering	Percentage of Ownership After Offering
Richard A. Achron 11960 Hammel Smith Way Suite 155 Richmond, British Columbia Canada V7A 5C9	5,000,000	5,000,000	55.56%
All Officers and Directors as a Group (1 person)	5,000,000	5,000,000	55.56%

[1] The persons named above may be deemed to be a parent and promoter of Oban Mining by virtue of his/its direct and indirect stock holdings. Mr. Achron is our only promoter.

Future Sales by Existing Stockholders

A total of 5,000,000 shares of common stock were issued to our sole stockholder, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

 A total of 5,000,000 shares of stock were issued to Mr. Achron our sole officer and director. He paid an average price of $0.05. He will likely sell a portion of his stock if the market price goes above $0.05. If he does sell his stock into the market, the sales may cause the market price of the stock to drop.

Because Mr. Achron will control us after the offering, regardless of the number of shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

* have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
* are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
* do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
* are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, the present stockholder will own approximately 55.56% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC=s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 5844 South Pecos Road, Suite D, Las Vegas, Nevada 89120 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

In September 2000, we issued a total of 5,000,000 shares of restricted common stock to Richard A. Achron, our sole officer and directors.  This was accounted for as a cash share purchase of $50.

Since our inception, Mr. Achron, advanced loans to us in the total sum of $15,927, which were used for organizational and start-up costs and operating capital. The loans do not bear interest and have not been paid as of the date hereof. There are no documents reflecting the loan and they are not due on a specific date . Mr. Achron will accept repayment from us when money is available.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

 Our financial statements for the period from inception to June 30, 2001, included in this prospectus have been audited by Matthew J. Hoogendoorn, Chartered Accountant, 406 - 455 Granville Street, Vancouver, British Columbia, Canada V6C 1T1, telephone (604) 682-3701 as set forth in his report included in this prospectus.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by an Independent Certified Public Accountant.

Our audited financial statement from inception to June 30, 2001 immediately follows:

INDEPENDENT AUDITOR'S REPORT	F-1
FINANCIAL STATEMENTS Balance Sheet Statement of Operations Statement of Stockholders' Equity Statement of Cash Flows	F-2 F-3 F-4 F-5
NOTES TO THE FINANCIAL STATEMENTS	F-6

INDEPENDENT AUDITOR=S REPORT

To the Director
Oban Mining Inc.

I have audited the accompanying balance sheets of Oban Mining Inc. (an exploration stage company) as at June 30, 2001 and December 31, 2000 and the related statements of operations, stockholder=s deficiency and cash flows for the six months ended June 30, 2001, the period from inception on September 20, 2000 to December 31, 2000 and cumulative from inception on September 20, 2000 to June 30, 2001. These financial statements are the responsibility of the Company=s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audits in accordance with United States generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oban Mining Inc. at June 30, 2001 and December 31, 2000 and the results of its operations and its cash flows for the six months ended June 30, 2001, the period from inception on September 20, 2000 to December 31, 2000 and cumulative from inception on September 20, 2000 to June 30, 2001 in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the exploration stage with respect to its mineral property. The Company has not determined whether the exploration property contains ore reserves that are economically recoverable. At June 30, 2001 the Company has nominal cash resources and requires new financing to maintain operations and initiate exploration work on its mineral property. These factors together raise substantial doubt about its ability to continue as a going concern. Management=s plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 7 to the financial statements, an error resulting in the overstatement of previously reported general and administrative expenses, and the recording of additional paid in capital was recognized by management of the Company in the period ended June 30, 2001. Accordingly, the accounts at December 31, 2000 and for the period from September 20, 2000 (inception) to December 31, 2000 have been restated to correct the error.

Vancouver, B.C. August 1, 2001	/s/ Matthew J. Hoogendoorn Chartered Accountant

OBAN MINING INC.
(An Exploration Stage Company)
Balance Sheet

Note	June 30, 2001	December 31, 2000 (Restated)

ASSETS

	$	$
Current Cash	83 ------------	128 ------------
Total Assets	83 ========	128 ========

LIABILITIES

Current Accounts payable and accrued liabilities		3,485	3,485
Advances from related party	5	15,927 ------------	15,927 ------------
Total Liabilities		19,412 ========	19,412 ========

STOCKHOLDER=S DEFICIENCY

Common Stock	4
Authorized: 100,000,000 shares, $0.00001 par value Issued and outstanding: 5,000,000 shares		50	50
Deficit Accumulated During the Exploration Stage		(19,379) ------------	(19,334) ------------
		(19,329) ------------	(19,284) ------------
Total Liabilities and Stockholder=s Deficiency		83 ========	128 ========

See accompanying Notes to the Financial Statements.

OBAN MINING INC.
(An Exploration Stage Company)
Statement of Operations

	Deficit Accumulated from September 20, 2000 (Inception) to June 30, 2001	Six Months Ended June 30, 2001	September 20, 2000 (Inception) to December 31, 2000 (Restated)
Revenue	$ - ------------	$ - ------------	$ - ------------

Mineral property costs	826	-	826
General and Administrative Expenses
Legal Fees	15,000	-	15,000
Audit Fees	3,000	-	3,000
Filing Fees	485	-	485
Bank Charges	68 ------------	45 ------------	23 ------------
	19,379 ------------	45 ------------	19,334 ------------
Net Loss	(19,379) ========	(45) ========	(19,334) ========
Basic Loss Per Share		0.000	0.004
Weighted Average Number of Shares Outstanding		5,000,000	5,000,000

See accompanying Notes to the Financial Statements.

OBAN MINING INC.
(An Exploration Stage Company)
Statement of Stockholder=s Deficiency

From Inception (September 20, 2000) to June 30, 2001

	Common	Stock	Deficit Accumulated During the Exploration Stage	Total Stockholder=s Deficiency (Restated)
	Shares	Amount
		$	$	$

Balance, September 20, 2000	-	-	-	-

Common stock issued for cash	5,000,000	50	-	50

Net loss for the period	- ------------	- ------------	(19,334) ------------	(19,334) ------------
Balance, December 31, 2000	5,000,000	50	(19,334)	(19,284)
Net loss for the period	------------	------------	(45) ------------	(45) ------------
Balance, June 30, 2001	5,000,000 =======	50 ========	(19,379) ========	(19,329) ========

See accompanying Notes to the Financial Statements.

OBAN MINING INC.
(An Exploration Stage Company)
Statement of Cash Flows

	From September 20, 2000 (Inception) to June 30, 2001	Six Months Ended June 30, 2001	September 20, 2000 (Inception) to December 31, 2000 (Restated)
	$	$	$
Cash Flows From Operating Activities
Loss from operations	(19,379)	(45)	(19,334)
Cash provided by changes in operating assets and liabilities
Increase in accounts payable	3,485		3,485
Advances from related party	15,927 ------------	------------	15,927 ------------
Net cash provided by (used in) operating activities	33 ------------	(45) ------------	78 ------------
Cash Flows From Financing Activities
Issuance of common stock for cash	50 ------------	------------	50 ------------
Net cash provided by financing activities	50 ------------	------------	50 ------------
Increase(decrease) in cash	83	(45)	128
Cash at beginning of period	- ------------	128 ------------	- ------------
Cash at end of period	83 ========	83 ========	128 ========

See accompanying Notes to the Financial Statements.

OBAN MINING INC.
(An Exploration State Company)
Notes to the Financial Statements

NOTE 1 B ORGANIZATION, DESCRIPTION OF BUSINESS AND BASIS OF FINANCIAL STATEMENT PRESENTATION

The Company was incorporated in the State of Nevada on September 20, 2000. Since inception, the Company has acquired 2 mineral claims in the Slocan Mining Division, Province of British Columbia, Canada. To date, the Company has not conducted any exploration on the claims. Management intends to raise funds for a preliminary exploration program to assess the mineral potential of the claims, and to finance the cost of general and administrative expenses, and projected further losses from operations in the exploratory stage.

The ability of the Company to maintain its existence and commence exploration of its mineral claims is dependent upon its raising sufficient new equity financing. The commencement of principal operations is dependent upon the discovery of economically recoverable ore reserves, confirmation of the Company=s interest in the mineral claims, the ability of the Company to obtain necessary financing to complete development, and future profitable production or proceeds from the sale of all or an interest in the mineral claims. The likely outcome of these future events is indeterminable. The financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The financial statements present the Company as an exploration stage company as defined in SEC Guide 7. As it has neither commenced principal operations nor generated any revenue, the accompanying financial statements also provide disclosures specified in SFAS No. 7 AAccounting and Reporting by Development Stage Enterprises@.

The Company has elected a December 31 year end.

NOTE 2 B SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Mineral property costs

All exploration and maintenance costs incurred on the mineral property are to be expensed as incurred until it has been determined that the mineral property can be economically developed. Development costs thereafter will be capitalized. All capitalized costs are to be amortized over the estimated productive life of the property if it is placed into commercial production. If a property is sold or allowed to lapse, the related costs are charged to operations in the period.

The carrying value of the mineral property is subject to periodic review for impairment whenever events and changes in circumstances indicate that the carrying value of the asset may not be recoverable. Any losses are to be charged to operations at the time impairment is determined.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

OBAN MINING INC.
(An exploration Stage Company)
Notes to the Financial Statements

Financial instruments and financial risk

The Company=s financial instruments consist of cash, accounts payable and accrued liabilities and advances from related party. The fair value of the current assets and liabilities approximate their carrying amounts due to the short-term nature of these instruments.

Loss per share

Basic loss per common share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Income Taxes

The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company=s financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactment of changes in the tax laws or rates are considered.

Due to the uncertainty regarding the Company=s future profitability, the future tax benefits of its losses have been fully reserved for and no net tax benefit has been recorded in the financial statements.

NOTE 3 B MINERAL PROPERTY

The Company owns 2 mineral claims known as Alta 1 and 2 situated in the Slocan Mining Division, Province of British Columbia, Canada.

The claims were acquired by staking. There has been no exploration work conducted on the property by the Company.

NOTE 4 B COMMON STOCK

The Company has issued 5,000,000 shares for cash consideration of $50 to Richard A. Achron. There have been no other shares issued to date.

There are no shares subject to warrants, agreements or options at June 30, 2001.

The Company intends to offer for sale in the immediate future a further 4,000,000 shares at an offering price of $0.05 per share.

OBAN MINING INC.
(An Exploration Stage Company)
Notes to the Financial Statements

NOTE 5 B RELATED PARTY TRANSACTIONS

The Company is wholly owned by Richard A. Achron, who received 5,000,000 shares for cash consideration of $50.

Mr. Achron is owed $15,927 at June 30, 2001 for advances made to the Company

NOTE 6 B INCOME TAXES

No provision for income taxes has been made for the periods presented as the Company has incurred net losses.

The potential benefit of the net operating losses carried forward have not been recognized in the financial statements since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years. The components of the net deferred tax asset, the statutory tax rate, the effective tax rate, and the elected amount of the valuation allowance are as follows:

	Deficit Accumulated from September 20, 2000 (Inception) to June 30, 2001	Six Months Ended June 30, 2001	September 20, 2000 (Inception) to December 31, 2000
	$	$	$
Net operating loss carry forward (expiring 2020 and 2021)	19,379 ========	45 ========	19,334 ========
Statutory tax rate	15%	15%	15%
Effective tax rate	-	-	-
Total deferred tax assets	2,907	7	2,900
Less: valuation allowance	(2,907) ------------	(7) ------------	(2,900) ------------
Net deferred tax assets	- ------------	- ------------	- ------------

NOTE 7 B CORRECTION OF AN ERROR

The financial statements at December 31, 2000 have been restated to correct an error in the valuation of shares received by Richard A. Achron. Initially, the 5,000,000 shares issued on organization of the Company were recorded at an ascribed value of $0.05 per share ($250,000), with $249,950 recorded as compensation expense and additional paid in capital. The previously issued financial statements have been restated to record the 5,000,000 shares at their par value only ($50), thereby recognizing no additional paid in capital and Nil compensation expense. The effect of the restatement was to decrease loss for the period from September 30, 2000 (inception) to December 31, 2000 by $249,950 ($0.05 per share).

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1. Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

2. Article XI of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

3. Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee
Printing Expenses
Accounting Fees and Expenses
Federal Taxes
State Taxes and Fees
Listing Fees
Engineering Fees
Legal Fees and Expenses
Blue Sky Fees/Expenses
Trustees and Transfer Agent Fees

$100.00 500.00 7,000.00 0.00 0.00 0.00 400.00 25,000.00 1,000.00 1,000.00 ------------
TOTAL	$35,000.00 ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Richard A. Achron 11960 Hammel Smith Way Suite 155 Richmond, British Columbia Canada V7A 5C9	09/2000	5,000,000	Cash of $50

We issued the foregoing restricted shares of common stock to Mr. Achron under Section 4(2) of the Securities Act of 1933. Mr. Achron is a sophisticated investor, is the sole officer and director of the company, and was in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

ITEM 27. EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation K. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description
3.1* 3.2* 4.1* 5.1* 10.1* 10.2* 10.3* 10.4* 23.5 23.6 99.1*

Articles of Incorporation.
Bylaws.
Specimen Stock Certificate.
Opinion of Conrad C. Lysiak, Esq. Regarding the legality of the securities begin registered.
Record of Posting by Locke Goldsmith
Record of Posting by Locke Goldsmith
Bill of Sale from Locke Goldsmith
Trust Agreement
Consent of Matthew Hoogendoorn., Chartered Accountant.
Consent of Conrad C. Lysiak, Esq.
Subscription Agreement.

* Previously filed.

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this amendment no. 2 to the Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Richmond, British Columbia, Canada, on this 11th day of September, 2001.

OBAN MINING INC.
BY:	/s/ Richard A. Achron Richard A. Achron, President, Treasurer, Secretary, Chief Executive Officer, Principal Accounting Officer, Principal Financial Officer and a sole member of the Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Richard A. Achron, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 2 to the Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Richard A. Achron Richard A. Achron	President, Chief Executive Officer, Treasurer, Secretary Principal Accounting Officer, Principal Financial Officer and sole member of the Board of Directors	September 11, 2001